Exhibit 99.1

FOR IMMEDIATE RELEASE

Broadwind Energy to Present at Stifel Nicolaus 2014 Industrials Conference

 Announces Record Backlog and Preliminary 2013 Results

CICERO, Ill., February 25, 2014 — Broadwind Energy, Inc. (NASDAQ: BWEN) today announced that Peter Duprey, president and CEO, and Stephanie Kushner, executive vice president and CFO, will present at the Stifel Nicolaus 2014 Industrials Conference in New York City on Thursday, February 27 at 2:45 p.m. local time. The presentation slides and a link to the webcast will be available on the investor page of http://www.bwen.com/content/events-conferences. Management will also be available for one-on-one meetings with investors attending the conference on Thursday, February 27th.

In anticipation of management’s participation in this conference, Broadwind today announced preliminary fourth quarter and full-year 2013 results. The Company expects fourth-quarter 2013 total revenue to be approximately $56-57 million, operating loss to be within the range of $3.5-4.0 million, and a net loss per share of $.21-.24 including a non-cash asset write-down.  The Company expects non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring) to be within the range of $2.5-3.0 million.

The Company expects full-year 2013 revenue to be approximately $215-216 million, operating loss to be within the range of $13.0-13.5 million, and a net loss per share of $.68-.72.  The Company expects non-GAAP adjusted EBITDA to be within the range of $10.0-10.5 million.

The Company booked $201 million in net new orders during the fourth quarter of 2013.  At December 31, 2013, the ending backlog of $311 million was more than double the prior-year ending backlog of $123 million and was the highest backlog in Company history.

Peter C. Duprey, president and chief executive officer, stated, “Our preliminary fourth-quarter results are in-line with the overall expectations we shared during our third-quarter conference call and significantly ahead of prior-year results.  Our order intake during the quarter was very strong and our backlog is at an all-time high.”

The Company will announce the timing and details of its fourth-quarter conference call at a later date.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information with meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and twelve months ended December

31, 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  All amounts shown in the table below are approximate.

	Three Months Ended	Twelve Months Ended
	December 31, 2013	December 31, 2013
	(In thousands)	(In thousands)

Operating loss	$(3,500-4,000)	$(13,000-13,500)
Depreciation and amortization	3,000	14,000
Share-based compensation and other stock payments	500	2,500
Other income	500	1,000
Restructuring	2,500	6,000
Adjusted EBITDA	$2,500-3,000	$10,000-10,500

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services and industrial weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of nearly 800 employees is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com.

INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com

LHA CONTACT — Jody Burfening/Carolyn Capaccio, 212.838.3777, ccapaccio@lhai.com